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                                                                    NEWS RELEASE

[CHESAPEAKE LOGO]

FOR IMMEDIATE RELEASE
FEBRUARY 12, 2001

                                    CONTACT:
MARC ROWLAND                                                      TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                   SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                                CORPORATE DEVELOPMENT
(405) 879-9232                                                    (405) 879-9257
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          CHESAPEAKE ENERGY CORPORATION REPORTS RECORD PROVED RESERVES,
            EXCELLENT FINDING COSTS FOR 2000 AND FURTHER EXPLORATORY
                      SUCCESS FROM THE GEORGETOWN FORMATION

         COMPANY REPORTS PROVED RESERVES INCREASE BY 37% TO 1,656 BCFE,
                  RESERVE REPLACEMENT RATE IS 435% AND RESERVE
                      REPLACEMENT COSTS ARE $1.04 PER MCFE

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 12, 2001 - Chesapeake Energy Corporation (NYSE: CHK) today reported the recent completion of the Carl #1-H, its second consecutive important Georgetown exploratory success in Washington County, Texas. Located in the prolific Independence portion of the Deep Giddings Field, this single lateral horizontal well commenced production on January 31 and is currently producing at a daily rate of 23,000 mcf of gas. Chesapeake owns a 55.0% net revenue interest in the Carl and Belco Oil & Gas Corp. owns a 23.8% net revenue interest.

The Georgetown formation is expected to have a high initial deliverability production profile, similar to the slightly shallower Austin Chalk formation in the Deep Giddings area in Grimes and Washington Counties, Texas. In this area, Chesapeake has produced over 500 billion cubic feet equivalent (bcfe) from wells drilled by the company during the mid-1990's. Those wells produced exceptional returns on capital despite natural gas prices that averaged less than $2.25 per thousand cubic feet of gas equivalent (mcfe) during the 1990's. With 2001 gas futures prices currently well above $5.00 per mcf, further Georgetown drilling success has the potential to contribute to significant production, earnings and cash flow growth for Chesapeake.

Based on current daily production rates of 23,000 mcf from the Carl, 28,000 mcf from the Ricks well, good shows while drilling Chesapeake's third Georgetown well in Independence (the Schulte #2-H) and strong performances from a nearby well operated by Anadarko

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Petroleum Corporation, Chesapeake anticipates accelerating to a 4-5 rig
Georgetown drilling program within the next 90 days.

Although the Georgetown prospect must still be considered exploratory in nature, the company believes its existing 75,000 acre leasehold position in the Navasota River and Independence areas of Deep Giddings is well-positioned to capture Georgetown upside in the years ahead. The combination of Chesapeake's substantial existing acreage base and its proven geological and engineering expertise in developing deep fractured carbonates significantly reduces the cost and risk of our exploration efforts in this area.

                   RESERVE REPORT AND FINDING COST INFORMATION

As of December 31, 2000, Chesapeake's estimated proved reserves (pro forma for the 301 bcfe acquired in the Gothic Energy Corporation transaction that closed on January 16, 2001) had increased to 1,656 bcfe from 1,206 bcfe as of December 31, 1999, an increase of 37%. Including the 134 bcfe produced during the year, Chesapeake increased its proved reserves by 584 bcfe for a reserve replacement rate of 436%. Excluding the Gothic acquisition, Chesapeake increased its proved reserves to 1,355 bcfe, an increase of 149 bcfe and a reserve replacement rate of 211%.

Proved developed reserves by volume were 73% of the total, compared to 72% at year-end 1999 and 70% at year-end 1998. Chesapeake's reserve replacement costs for the year (including Gothic and other acquisitions and divestitures) were $1.04 per mcfe, compared to $0.65 per mcfe in 1999 and $1.26 per mcfe in 1998.

Using year-end 2000 oil and gas prices of $26.42 per barrel of oil and $10.13 per mcf of natural gas (adjusted for field differentials of $0.38 per barrel and $0.40 per mcf), Chesapeake's estimated future net cash flows discounted at 10%, or PV-10, were $7.3 billion, an increase of $6.2 billion from year-end 1999 levels. Oil and gas prices used in last year's PV-10 calculation were $24.71 per barrel of oil and $2.25 per mcf of gas. On Chesapeake's year-end 2000 reserve base (including Gothic), a $0.10 per mcf change in gas prices or a $1.00 per barrel change in oil prices would affect PV-10 by $75 million and $14 million, respectively.

Using lower projected oil and natural gas prices for 2001 of $24.62 per barrel ($25.00 NYMEX) and $5.10 per mcf of natural gas ($5.50 NYMEX) instead of higher year-end 2000 prices, Chesapeake's PV-10 would have been $3.5 billion, or approximately $14.15 per fully diluted common share, net of long-term debt.

                               MANAGEMENT SUMMARY

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, commented, "Today's release highlights Chesapeake's success in developing one of the leading natural gas exploration, development and production companies in the U.S. As the 10th largest U.S. based independent natural gas producer in a country that is increasingly reliant on clean-burning natural gas to generate the electricity required to power today's energy-intensive economy, we believe Chesapeake is well-positioned to deliver attractive returns to our shareholders in the years ahead."


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                           CONFERENCE CALL INFORMATION

Chesapeake's management invites your participation in a conference call next week on Wednesday morning, February 21 at 8:00 a.m. CST to discuss the contents of next week's fourth quarter and year-end 2000 financial results release, which is scheduled for dissemination on Tuesday afternoon, February 20, after the NYSE closes. Please call 913-981-5509 between 7:50 and 8:00 a.m. CST on February 21 if you would like to participate in the call. For those unable to participate, the call will also be available over the Internet by visiting our home page at chkenergy.com and clicking on the link under Shareholder Information or by going directly to www.vcall.com. In addition, a replay of the call will also be available by calling 719-457-0820 between 11:00 a.m. CST Wednesday, February 21 through midnight Wednesday, February 28. The passcode for this call is 620633.



The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the proxy statement/prospectus for the Gothic acquisition dated November 1, 2000, a form of which is included in our registration statement on Form S-4 (file no. 333-47330).

Chesapeake Energy Corporation is the 10th largest independent natural gas producer based in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


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